Exhibit 99.1

August 1, 2008

RE: Continued Strategic Management Expansion and Promotions

Dear Valued Selling Group Members and Colleagues,

Since our inception and in keeping with our business plan, we have responsibly grown and expanded the management team at Behringer Harvard.  Some of this added depth came by identifying worthy and experienced talent from within our organization, and some by attracting proven and seasoned leaders from many of the most respected corporations and institutions in the real estate, securities and debt capital market industries.

Because we sponsor a growing family of real estate programs that focus on different sectors (property types) and asset classes (core, value-added and opportunistic strategies), it has become even more prudent to align management vertically to increase depth and position targeted leadership for each of our operating investment programs. The importance of depth and vertical alignment is further warranted as our funds progress through different phases of operations.  For example, most non-listed real estate programs commence in the capital-raising and portfolio-compilation phase, graduate to the operational and value-creation phase and culminate with a final liquidity event, such as a sale or exchange listing of the entity.

As such, I am proud to announce a number of management enhancements targeted to provide operational efficiencies and leadership to a number of Behringer Harvard companies.  These promotions are important, as they allow us to begin aligning personnel by fund style in consideration of the different exit strategy options that are possible in the coming years.

While I will continue to serve as full-time chairman and chief executive officer of the parent company, Behringer Harvard Holdings, LLC, I am proud to announce the promotion of Robert S. Aisner from president and chief operating officer to chief executive officer of Behringer Harvard REIT I, Inc., Behringer Harvard Opportunity REIT I, Inc., Behringer Harvard Opportunity REIT II, Inc., and Behringer Harvard Multifamily REIT I, Inc.  Bob’s significant contributions to the success of our company and our funds, as well as his long list of accomplishments prior to joining Behringer Harvard, have uniquely equipped him for this role.  He already possesses a working knowledge of the funds and serves a critical role on their respective boards.  The confidence you and our employees have long placed in Bob is well placed.  He leads with integrity, frankness, and a sense that deal-making and executive leadership must be smart and disciplined.  Bob will continue to serve as president of Behringer Harvard Holdings, LLC, our parent company.  In concert with these changes, I will continue to oversee the acquisitions of our investment programs as I have since the inception of Behringer Harvard.

As Behringer Harvard REIT I, Inc. nears October 31, 2008, the closing date of its final offering, it is transitioning into a different operating phase.  It is now our focus to prepare our flagship core office REIT for its next level of value creation and proceed towards the ultimate goal of the execution of a successful final liquidity event for our shareholders.  As many of you already know, we have hired Thomas F. August and named him the chief operating officer of Behringer Harvard REIT I, Inc.  Tom has more than 30 years of experience in the commercial real estate industry including executive and directorial experience in current and former NYSE-listed REITs including Prentiss Properties Trust (Prentiss), DCT Industrial Trust Inc., and Brandywine Realty Trust (NYSE: BDN).  In fact, Tom managed Prentiss as president and chief executive officer or chief operating officer for more than nine years, ending his tenure with the sale of Prentiss to Brandywine Realty Trust for a contract purchase price of more than a 30% premium to its low trading price for that year.

Tom has a depth of experience in assembling and guiding acquisition and asset management teams and creating value for shareholders.  Tom has already tapped the experience of Scott Fordham, who has joined our firm to head up accounting matters for this REIT.  In addition, the company has reached an agreement to employ Michael A. Ernst to coordinate this REIT’s finance matters.  Mike Ernst was most recently executive vice president and chief financial officer of UDR, Inc., a NYSE-listed public REIT (NYSE: UDR).  Tom, Mike and Scott worked together as the senior executive team at Prentiss, a NYSE-traded REIT, as chief executive officer, chief financial officer and chief accounting officer, respectively.  In addition, Gerald D. Oliver, Jr. has been brought on board to lead property management for Behringer Harvard REIT I, Inc.

With more than 17 commercial real estate programs currently operating within the Behringer Harvard organization, we have moved other key leaders into positions that can have the most direct impact on the respective program’s success.  Samuel A. Gillespie, our former head of asset management, has been promoted to chief operating officer of Behringer Harvard Opportunity REIT I, Inc. and Behringer Harvard Opportunity REIT II, Inc.  Sam is an industry veteran with 25 years of experience guiding diverse and sophisticated portfolios both at Behringer Harvard and Trammell Crow Company.  In his new position, Sam is building a team dedicated to meeting the unique needs of these funds, which generally focus on development, redevelopment, repositioning and remarketing a broad range of asset types that include office, hospitality, mixed use, industrial, multifamily and land.  Sam also will serve as chief operating officer for the general partners of Behringer Harvard Short-Term Opportunity Fund I LP and Behringer Harvard Mid-Term Value Enhancement Fund I LP.

Behringer Harvard Multifamily REIT I, Inc. was the first Behringer Harvard fund to align itself vertically and segregate its management personnel with a dedicated focus specifically to it.  Mark T. Alfieri joined Behringer Harvard in 2006 as senior vice president and became that REIT’s chief operating officer after serving seven years as senior vice president of AMLI Residential Properties Trust, another NYSE-listed REIT that was sold in 2006 at a substantial premium to its then traded price.  Since joining Behringer Harvard, he has built a team fully dedicated to the management of our Multifamily REIT’s acquisitions and operations including Robert T. Poynter, vice president, who served as senior vice president of several affiliates of the largest multifamily developer in the industry, JPI.

With our growth, the operational and administrative oversight duties necessary to support our investment funds have increased dramatically.  To manage through this growth, I am pleased to announce that M. Jason Mattox, currently executive vice president of Behringer Harvard, its holding company, and its related entities, has been promoted to chief administrative officer.  In this role, Jason will direct the marketing and operational services shared among our family of programs, and ensure that their delivery is furthering each fund’s respective objectives.

On behalf of this firm’s senior management team, department heads and employees, I would like to thank each of you for your support of Behringer Harvard.  I am confident that the dedicated executive management for each of our sponsored programs that results from these strategic alignments will better serve all of our valued clients on both the real estate and securities sides of our business.

Sincerely,

Robert M. Behringer